Exhibit 99.1

Contact:	Darrell W. Crate
Affiliated Managers Group, Inc.
(617) 747-3300

AMG Enters Forward Equity Sale Agreement

Boston, MA, October 12, 2004 — Affiliated Managers Group, Inc. (NYSE: AMG) announced that it has entered into a forward equity sale agreement with Merrill Lynch International.  Under the terms of the agreement, AMG can elect to deliver a specified number of shares of Common Stock at any time within the next 12 months, in exchange for net proceeds of approximately $100 million.

Alternatively, AMG can cancel the transaction at any time.  Upon cancellation, AMG may net settle the forward agreement in stock, cash, or a combination of the two.  AMG will not receive any proceeds from the sale of its Common Stock until settlement of all or a portion of the forward agreement.  In connection with this agreement, Merrill Lynch has agreed to borrow approximately 1,885,726 shares of AMG Common Stock in the stock loan market and sell these shares pursuant to AMG’s existing shelf registration statement.

“The use of a forward sale provides a flexible source of additional capital,” said Darrell W. Crate, Executive Vice President and Chief Financial Officer of AMG.  “Because it is available on demand, it enables us to best match our funding requirements with the actual stock issuance.  Together with our cash on hand, our undrawn credit facility and our strong cash flow from operations, this transaction provides significant additional capacity to finance new investments.”

A copy of the written prospectus relating to the transaction may be obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated at (212) 449-6500.

AMG is an asset management company with equity investments in a diverse group of mid-sized investment management firms.  Pro forma for its pending investment in TimesSquare Capital Management, AMG’s affiliated investment management firms managed over $105 billion in assets at June 30, 2004.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws.  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, the ability to close pending investments, the investment performance of AMG’s Affiliates and their ability to effectively market their investment strategies, and other risks detailed from time to time in AMG’s filings with the Securities and Exchange Commission.  Reference is hereby made to the “Cautionary Statements” set forth in AMG’s Form 10-K for the year ended December 31, 2003.

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For more information on Affiliated Managers Group, Inc.,

please visit AMG’s Web site at www.amg.com.